Exhibit 99.1 NEWS RELEASE Company Contact: Gastar Exploration Ltd. J. Russell Porter, Chief Executive Officer 713-739-1800 / rporter@gastar.com

FOR IMMEDIATE RELEASE	Investor Relations Counsel: Lisa Elliott / Anne Pearson DRG&E : 713-529-6600 lelliott@drg-e.com / apearson@drg-e.com

Gastar Exploration to Receive Additional Payment
for Sale of Australian Assets

HOUSTON, February 3, 2010 – Gastar Exploration Ltd. (NYSE Amex: GST) announced today that, through an affiliate, it expects to receive approximately US$12.5 million in additional after-tax consideration for the 2009 sale of its interests in PEL 238, a coal seam natural gas project in New South Wales, Australia.

Year-end reserves for the PEL 238 project disclosed this week by project operator Eastern Star Gas (ASX:ESG and OTCQX: ESGLY) exceeded the 2P target of 1.3 Tcf under the sale agreement.  As a result, Gastar has earned an additional AU$20 million payment from the purchaser, affiliates of Santos Ltd. (ASX: STO). Based on recent foreign exchange rates and net of the 30% Australian tax due on the additional payment, net proceeds are expected to be approximately US$12.5 million. The company expects to receive the payment in cash in the near future pursuant to the sale agreement.

In addition to the reserve upside payment from Santos, Gastar also has the right to receive up to US $10 million in future cash payments from Eastern Star if certain previously negotiated production thresholds are achieved in the future.

“Proceeds from this upside payment for our former Australian assets will enhance our already strong liquidity position and will help enable us to execute our planned capital programs in the Marcellus Shale and in the East Texas Bossier play,” said J. Russell Porter, Gastar President and Chief Executive Officer.

About Gastar Exploration

Gastar Exploration Ltd. is an exploration and production company focused on finding and developing natural gas assets in North America.  The Company pursues a strategy combining deep natural gas exploration and development with lower risk CBM and shale resource development.  The Company owns and operates exploration and development acreage in the deep Bossier gas play of East Texas and Marcellus Shale play in West Virginia and Pennsylvania.  Gastar’s CBM activities are conducted within the Powder River Basin of Wyoming.  For more information, visit our web site at www.gastar.com.

The NYSE Amex has not reviewed and does not accept responsibility for the adequacy of this release.

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